Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-11 of Nuveen Global Cities REIT, Inc. of our report dated July 26, 2017 relating to the financial statement of Nuveen Global Cities REIT, Inc., which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated December 21, 2017 relating to the financial statement of Kirkland Crossing which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, NC

December 21, 2017